Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Markel Corporation

The Administrative Committee

Markel Corporation Retirement Savings Plan:

We consent to incorporation by reference in the registration statement No. 333-61686 on Form S-8 of Markel Corporation of our report dated June 10, 2005, with respect to the statements of assets available for benefits of the Markel Corporation Retirement Savings Plan as of December 31, 2004 and 2003, and the related statements of changes in assets available for benefits for the years then ended, which report is included in this annual report on Form 11-K.

/s/ KPMG LLP

Richmond, Virginia

June 24, 2005